EXHIBIT 55

            LIST OF SUBSIDIARIES OF FISCHER-WATT GOLD COMPANY, INC.

Name of Subsidiary                      Incorporated In
- ------------------                      ----------------

Compania Minera Oronorte S. A.          Colombia

Donna Ltd. (Formerly Greenstone         Bermuda
     Resources of Colombia Ltd.)

Great Basin Exploration and
     Mining Company, Inc.               Nevada

Great Basin Management Company, Inc.    Nevada

Minera Montoro S. A. de C. V.           Mexico